Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

FOR IMMEDIATE RELEASE

CONTACT: Walter C. Herlihy, Ph.D. President and Chief Executive Officer (781) 419-1900	Laura Whitehouse VP, Market Development (781) 419-1812

Repligen Reports Fourth Quarter and Fiscal Year 2008 Financial Results

WALTHAM, MA – June 12, 2008 – Repligen Corporation (NASDAQ: RGEN) today reported results for the fourth quarter and fiscal year 2008, ended March 31, 2008. Total revenue for fiscal year 2008 was $19,296,000 compared to total revenue of $14,074,000 for fiscal year 2007 ended March 31, 2007, an increase of $5,222,000 or 37%. Total revenue for the year consisted primarily of Protein A and SecreFlo® product revenue.

Operating expenses for fiscal year 2008, excluding the $40,170,000 net gain from litigation previously reported in our second quarter as a result of our settlement with ImClone Systems, Inc., were $23,574,000 compared to $15,900,000 in fiscal year 2007. The increase in operating expenses of $7,674,000 was primarily the result of legal expenses incurred in conjunction with both the ImClone Systems, Inc. and Bristol-Myers Squibb litigations, direct material expenses associated with the increase in revenue, and increased research and development spending.

Net income for the year was $37,107,000 or $1.18 per diluted share, compared to a net loss for fiscal 2007 of $889,000 or $0.03 per diluted share. Net income includes a net gain of $40,170,000 from the litigation settlement with ImClone during the second quarter of fiscal year 2008. Cash and marketable securities as of March 31, 2008 were $60,589,000 compared to $22,627,000 as of March 31, 2007.

“During the past year, we have successfully advanced our product pipeline, achieved strong revenue growth and settled our outstanding litigations with ImClone Systems, Inc. and Bristol-Myers Squibb, resulting in substantial new resources for the company,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “Our financial resources will allow us to continue to execute on our strategy to acquire rights to patented, development stage drug candidates, advance the candidates through proof-of-principle clinical trials and generate value through partnering or our own commercial efforts.”

Total revenue for the fourth quarter of fiscal year 2008 was $3,301,000 compared to $3,699,000 for the same period in fiscal year 2007, a decrease of 11%. Operating expenses for the fourth quarter of fiscal year 2008 were $7,165,000 compared to $4,050,000. Net loss for the fourth quarter of fiscal year 2008 was $3,198,000 or $0.10 per diluted share, compared to a net loss for the fourth quarter of fiscal year 2007 of $107,000 or $0.00 per diluted share.

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Repligen Reports Fourth Quarter and Fiscal Year 2008 Financial Results, June 12, 2008

Corporate Update

Secretin (RG1068) for Imaging of the Pancreas

In March, we initiated a Phase 3 clinical trial to evaluate the use of RG1068, synthetic human secretin, to improve the assessment of pancreatic duct structures by magnetic resonance imaging (MRI). The Phase 3 study is a multi-center, baseline-controlled, single dose study in which approximately 250 patients will receive an unenhanced MRI followed by a secretin-enhanced MRI of the pancreas. The study is designed to assess the sensitivity and specificity of secretin-enhanced MRI to improve the ability to detect pancreatic duct abnormalities relative to MRI alone. Detailed visual assessment of the pancreatic ducts is important in the assessment, diagnosis and treatment of diseases such as acute and chronic pancreatitis. The study is being conducted at approximately 30 clinical sites within the United States and Canada. In April, the U.S. Food and Drug Administration granted Fast Track Designation to our development program. Fast Track is a process designed to facilitate the development and expedite the review of drugs that treat serious diseases and fill an unmet medical need.

Uridine (RG2417) for Bipolar Disorder

Today, we announced that based on feedback from the Food and Drug Administration (FDA) we plan to initiate a Phase 2b clinical trial of RG2417, an oral formulation of uridine in patients with bipolar disorder in the fall. This will be a multi-center, parallel arm placebo-controlled, clinical trial in which approximately 150 patients with bipolar disorder will receive either RG2417 or a placebo twice a day for eight-weeks. This study is designed to assess the efficacy and safety of RG2417 on the symptom of depression as measured by the Montgomery-Asberg Depression Rating Scale (MADRS). Gary S. Sachs, M.D., founder and director of the Bipolar Clinic and Research Program at the Massachusetts General Hospital and an Associate Professor of Psychiatry at the Harvard Medical School will be the Principal Investigator of this study.

In addition, we announced today that we have completed our assessment of the data from the previous Phase 2a study and have found that patients with a history of more frequent symptoms demonstrated greater improvements when treated with RG2417 than patients without a history of frequent symptoms. For example, patients with more than 5 episodes of depression over their entire life (n=50) demonstrated greater improvements in their symptoms of depression compared to patients with 5 or fewer lifetime episodes of depression. From weeks 2-6 of treatment, the patients with more than 5 lifetime episodes of depression who received RG2417 had an average improvement on MADRS of 5.5 points over placebo (p<0.001), compared to all patients in the study receiving RG2417 who had an average improvement on MADRS of 3.0 points over placebo (p=0.01) as previously reported. This result may reflect the difficulty in accurately diagnosing bipolar disorder in the absence of frequent symptomatology and will be used in the design and execution of the next study.

HDAC Inhibitors for Friedreich’s Ataxia

We are currently developing compounds which may have utility in treating Friedreich’s ataxia. Over the past year, we made significant progress in identifying advanced leads through multiple rounds of novel compound library sythesis and screening for potency, specificity, metabolism and pharmacology. Over the next year these advanced leads will be further characterized in animal models for their pharmacologic, toxicologic and pharmacodynamic profiles to identify an appropriate candidate for the clinic. We have also received a grant from Go FAR to develop a biomarker tool which may be useful in monitoring the biochemical activity and guiding the dosing frequency of a clinical candidate in patients. Go FAR (Friedreich’s Ataxia Research) is a fundraising organization headquartered in Turin, Italy formed by the non-profit group RUDI Onlus Committee, dedicated to raising donations to fund research and development of treatments for Friedreich’s ataxia.

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Repligen Reports Fourth Quarter and Fiscal Year 2008 Financial Results, June 12, 2008

Intellectual Property

CTLA4-Ig Patent

In April, we reached a settlement with Bristol-Myers Squibb Company (Bristol) in our lawsuit alleging infringement of U.S. Patent No. 6,685,941, based on Bristol’s sale of Orencia® for the treatment of rheumatoid arthritis. The settlement provided for Bristol to make an initial payment of $5,000,000 and to pay royalties on the U.S. net sales of Orencia® for any clinical indication at a rate of 1.8% for the first $500,000,000 of annual net sales, 2.0% for the next $500,000,000 of annual net sales and 4% of annual net sales in excess of $1 billion for each year until December 31, 2013. Based on analysts’ estimates for the future U.S. sales of Orencia®, we anticipate cash receipts in excess of $100 million over the term of the license.

Quarterly Conference Call

Walter C. Herlihy, Ph.D., will host a conference call and webcast on Thursday, June 12th at 11:00 a.m. EST, to review fourth quarter and fiscal year 2008 financial results and expectations and provide a quarterly update of the Company. Dr. Herlihy will be joined on the call by Dr. Gary Sachs, the founder and director of the Bipolar Clinic and Research Program at Massachusetts General Hospital and an Associate Professor of Psychiatry at the Harvard Medical School to discuss Repligen’s RG2417 program for bipolar disorder. This call is being webcast and can be accessed via Repligen’s website at www.repligen.com or you may also listen to the live broadcast by calling (800) 261-3417 for domestic calls and (617) 614-3673 for international calls. Participants must provide the following passcode: 34058699. For those who cannot participate in the live conference call, an archive of the audio webcast will be available shortly after the call and may be accessed at www.repligen.com.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for neurological disorders. In addition, we are the world’s leading supplier of recombinant Protein A, the sales of which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

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Repligen Reports Fourth Quarter and Fiscal Year 2008 Financial Results, June 12, 2008

REPLIGEN CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,		Year ended March 31,
	2008	2007	2008	2007
Revenue:
Product revenue	$3,136,577	$3,396,737	$18,587,376	$13,073,894
Other revenue	164,200	302,075	708,905	1,000,345

Total revenue	3,300,777	3,698,812	19,296,281	14,074,239

Operating expenses:
Cost of product revenue	1,303,054	901,952	6,160,245	3,614,837
Research and development	2,357,696	1,452,215	7,240,812	5,924,439
Selling, general and administrative	3,504,362	1,695,945	10,173,400	6,360,292
Net gain from litigation settlement	—	—	(40,170,000)	—

Total operating expenses	7,165,112	4,050,112	(16,595,543)	15,899,568

Income (loss) from operations	(3,864,335)	(351,300)	35,891,824	(1,825,329)

Investment income	668,480	246,782	2,051,258	947,547
Interest expense	(1,744)	(2,451)	(9,097)	(11,481)

Income (loss) before taxes	(3,197,599)	(106,969)	37,933,985	(889,263)
Income tax provision	—	—	(827,471)	—

Net income (loss)	$(3,197,599)	$(106,969)	$37,106,514	$(889,263)

Earnings (loss) per share:
Basic	$(0.10)	$—	$1.20	$(0.03)

Diluted	$(0.10)	$—	$1.18	$(0.03)

Weighted average shares outstanding:
Basic	31,064,483	30,419,879	30,834,491	30,379,350

Diluted	31,064,483	30,419,879	31,320,997	30,379,350

	As of March 31, (In thousands) Unaudited
	2008	2007
Balance Sheet Data:
Cash and marketable securities*	$60,589	$22,627
Working capital	49,831	22,394
Total assets	68,840	29,076
Long-term obligations	143	200
Accumulated deficit	(120,577)	(157,683)
Stockholders’ equity	64,107	25,538

*	does not include restricted cash

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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